Exhibit 107

Calculation of Filing Fee Tables

Form S-4

(Form Type)

Brilliant Acquisition Corporation.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

CALCULATION OF REGISTRATION FEE

Security Type	Security Class Title(1)	Fee Calculation Rule	Amount Being Registered	Proposed Maximum Offering Price Per Security	Maximum Aggregate Offering Price		Fee Rate	Amount of Registration Fee
Equity	Shares of common stock, $0.0001 par value	Other	14,000,000	—	$35,202,437.10	(3)	0.0001102	$3,879.31
Equity	Shares of common stock, $0.0001 par value	Other	346,293	—	$3,985,832.43	(4)	0.0001102	$439.24
Equity	Warrants, each whole warrant exercisable to purchase one share of common stock at an exercise price of $11.50	457(g)	1,840,000	—	—	(5)	—	—
Equity	Shares of common stock issuable upon exercise of the warrants	457(g)	1,840,000	$11.50	$21,160,000	(6)	0.0001102	$2,331.83
	Total Offering Amounts				$60,348,269.53			$6,650.38
	Total Fees Previously Paid							—
	Net Fee Due							$6,650.38

(1)	This Registration Statement on Form S-4 relates to the common stock, par value $0.0001 per share (“Brilliant Common Stock”), of Brilliant Acquisition Corporation (“Brilliant”) that is issuable to the holders of shares of common stock, par value $0.0001 per share (“Nukkleus Common Stock”), of Nukkleus, Inc. (“Nukkleus”) who will receive shares of Brilliant Common Stock as consideration for the cancellation of their shares of Nukkleus Common Stock in the proposed merger of BRIL Merger Sub Inc., a Delaware corporation and a wholly-owned subsidiary of Brilliant (“Merger Sub”) with and into Nukkleus (the “Merger”), with Nukkleus surviving the Merger as a wholly-owned subsidiary of Brilliant. Immediately prior to the Merger, Brilliant will continue out of the British Virgin Islands and into the State of Delaware so as to re-domicile as and become a Delaware corporation. In connection with the Domestication, all of the issued and outstanding ordinary shares of Brilliant (“Brilliant Ordinary Shares”) and other securities of Brilliant will remain outstanding and become substantially identical securities of Brilliant as a Delaware corporation. Brilliant Ordinary Shares are listed on the Nasdaq Capital Market under the symbol “BRLI.” The shares of Nukkleus Common Stock are listed on The OTC Pink Market under the symbol “NUKK.”
(2)	Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from share sub-divisions, share dividends or similar transactions.
(3)	Represents the maximum number of shares of Brilliant Common Stock issuable to holders of Nukkleus Common Stock as consideration for the cancellation of their shares of Nukkleus Common Stock in the Merger. Calculated pursuant to Rules 457(f)(1) and 457(c) under the Securities Act. The proposed maximum aggregate offering price of Brilliant Common Stock was calculated based upon the market value of shares of Nukkleus Common Stock (the securities to be cancelled in the Merger) as follows: the product of (1) $0.10, the average of the high and low prices per share of Nukkleus Common Stock on July 19, 2023, as quoted on The OTC Pink Market and (2) 352,024,371, the aggregate number of shares of Nukkleus Common Stock to be converted into the right to receive an aggregate of 14,000,000 shares of Brilliant Common Stock as merger consideration upon completion of the Merger.
(4)

Represents the maximum number of shares of Brilliant Common Stock issuable to public holders of Brilliant Ordinary Shares and Brilliant rights to receive one-tenth of one share of Brilliant Common Stock (“Brilliant Rights”) upon closing of the Merger, from the backstop pool of shares of Brilliant Common Stock equal to the lower of (1) 1,012,000 and (2) 40% of the aggregate number of Brilliant Ordinary Shares and Brilliant Rights in accordance with the Merger Agreement. Calculated pursuant to Rules 457(f)(1) and 457(c) under the Securities Act. The proposed maximum aggregate offering price of Brilliant Common Stock was calculated based upon the market value of shares of Brilliant Ordinary Shares as follows: the product of (1) $11.51, the average of the high and low prices per share of Brilliant Ordinary Shares on July 19, 2023, as quoted on The Nasdaq Stock Market and (2) 346,293 shares of Brilliant Common Stock issuable to Brilliant public holders from the backstop pool, comprised of 162,293 shares of Brilliant Common Stock issuable to public holders of Brilliant Ordinary Shares, and 184,000 shares of Brilliant Common Stock issuable to public holders of Brilliant Rights.

(5)	Represents the maximum number of warrants exercisable to purchase shares of Brilliant Common Stock (“Brilliant Warrants”) following the Merger. These Brilliant Warrants are issuable from the backstop pool in accordance with the Merger Agreement. No separate registration fee required pursuant to Rule 457(g) under the Securities Act.
(6)	Represents the maximum number of shares of Brilliant Common Stock underlying Brilliant Warrants which are issuable from the backstop pool in accordance with the Merger Agreement. The proposed maximum aggregate offering price of these shares is calculated as follows: the product of (i) 1,840,000, representing the maximum number of shares of Brilliant Common Stock issuable upon exercise of the Brilliant Warrants, and (ii) $11.50, representing the exercise price of each Brilliant Warrant to purchase one share of Brilliant Common Stock following the Merger.